CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

CONVERSUS STEPSTONE PRIVATE VENTURE AND GROWTH FUND

This Certificate of Amendment to Certificate of Trust of Conversus StepStone Private Venture and Growth Fund (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the Trust is Conversus StepStone Private Venture and Growth Fund.

2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to StepStone Private Venture and Growth Fund.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment on November 10, 2022 in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Robert W. Long

Name: Robert W. Long, as Trustee and not individually
Title: Trustee
128 S. Tryon St., Suite 880
Charlotte, NC 28202